Consent of Independent Accountants





We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 38 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 21, 1996, relating to the financial statements and financial highlights of Oppenheimer Quest Opportunity Value Fund (one of the portfolios constituting Oppenheimer Quest For Value Funds), which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
_ _ _ _ _ _ _ _ _ _ _ _ _
PRICE WATERHOUSE LLP

Denver, Colorado  80202
December 11, 1996







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